Exhibit 99.1

Investors:	Media:
Ann Tanabe	Dan Budwick
VP, Investor Relations and Corporate Communications	BMC Communications
Encysive Pharmaceuticals	(212) 477-9007 ext. 14
(713) 796-8822

Marcy Strickler
The Trout Group
(212) 477-9007 ext. 27
FOR IMMEDIATE RELEASE
ENCYSIVE PHARMACEUTICALS REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS
Conference Call Scheduled for Today at 8:00 a.m. Eastern
HOUSTON — August 7, 2006 — Encysive Pharmaceuticals (NASDAQ: ENCY) today announced financial results for the second quarter ended June 30, 2006.
Second Quarter Financial Overview
•	Revenues in the second quarter of 2006 were $3.7 million, as compared to $3.0 million for the second quarter of 2005. This increase was due to higher royalties on sales of Argatroban by GlaxoSmithKline. Royalty income increased 23% to $3.3 million, as compared to $2.7 million earned in the same period last year.

•	For the second quarter of 2006, the Company reported a net loss of $28.0 million, or $0.48 per basic and diluted share, compared to a net loss of $19.2 million, or $0.33 per basic and diluted share, for the second quarter of 2005. The increased loss in the current quarter, as compared to the second quarter of 2005, was primarily the result of the investment in the U.S. sales force and increased commercialization-related expenses.

•	Cash, cash equivalents and accrued interest at June 30, 2006, were $75.4 million, compared to $127.9 million at December 31, 2005, and $100.5 million at March 31, 2006. Due to the delay in the approval of THELIN™ (sitaxsentan sodium), the Company now anticipates the need to raise additional cash and is exploring various financing options.
Recent Company Events
•	On May 25, 2006, the Company submitted its complete response to the U.S. Food and Drug Administration (FDA), to address the issues and concerns detailed in the March 24, 2006, approvable letter for THELIN. The FDA, in turn, designated the review as a Class 1 resubmission. A new Prescription Drug User Fee Act (PDUFA) target action date of July 24, 2006, was established.

•	On July 24, 2006, Encysive received a second approvable letter from the FDA for THELIN. One of the substantive items raised in the March 24 approvable letter remains unresolved. The FDA acknowledged that the unresolved item is a matter of judgment and expressed a willingness to consider new arguments to address this remaining item. The FDA again offered the alternative of conducting additional clinical work. The Company has initiated active discussions with the Agency, and is in the process of setting up a face-to-face meeting with the goal of attempting to resolve the remaining item.
•	On June 2, 2006, the Company announced that the Committee for Medicinal Products for Human Use (CHMP) of the European Agency for the Evaluation of Medicinal Products (EMEA) issued a positive opinion recommending the approval of THELIN™ 100 mg tablets as a once daily oral treatment for patients with pulmonary arterial hypertension. The CHMP’s positive opinion will be considered by the European Commission, and a final decision regarding marketing approval for THELIN is expected within approximately 90 days from the opinion date. Under the EMEA’s centralized licensing procedure, if approved, Encysive would be granted marketing authorization for THELIN in all 25 member states of the European Union.

•	In preparation for the launch of THELIN in Europe, Encysive has established a European commercial organization, headquartered in London. Sales and marketing organizations are currently being developed in the United Kingdom, Germany and France, with other countries to follow.

•	The Company presented new THELIN data from the STRIDE-2X trial at the European League Against Rheumatism (EULAR) Annual European Congress of Rheumatology in June 2006.
Upcoming Presentations
•	Sept. 2-6 World Congress of Cardiology Barcelona, Spain

•	Sept. 2-6 European Respiratory Society 16th Annual Congress Munich, Germany

•	Sept. 11-14 ThinkEquity Partners 4th Annual Growth Conference San Francisco*

•	Sept. 25-28 UBS Global Life Sciences Conference New York City*
*Meeting will be webcast at www.encysive.com
Conference Call Information
Encysive Pharmaceuticals will host a conference call to discuss second quarter 2006 earnings today at 8:00 a.m. ET. You may access the call either through the call-in number below or through the audio webcast. Please dial in 15 minutes prior to the start time to allow for call processing. The access number for the call is:
Number: (612) 332-0226
Passcode: Encysive Pharmaceuticals
This call is being webcast and can be accessed via Encysive’s web site at www.encysive.com.
A replay of the webcast will be available on the Company’s web site through September 7, 2006. Additionally, a replay of the call will be available from Monday, August 7, 2006, at 11:30 a.m. ET until Thursday, August 10, 2006, at 11:59 p.m. ET. The call replay can be accessed by calling:
Number: (320) 365-3844
Access Code: 838078

About Encysive Pharmaceuticals
Encysive Pharmaceuticals Inc. is a biopharmaceutical company engaged in the discovery, development and commercialization of novel, synthetic, small molecule compounds to address unmet medical needs. Our research and development programs are predominantly focused on the treatment and prevention of interrelated diseases of the vascular endothelium and exploit our expertise in the area of the intravascular inflammatory process, referred to as the inflammatory cascade, and vascular diseases. To learn more about Encysive Pharmaceuticals please visit our web site: www.encysive.com.
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital resources, our ability to raise additional capital to fund cash requirements for future operations, timelines for initiating new clinical trials, planned announcements of clinical data, the possibility of obtaining regulatory approval, our ability to manufacture and sell any products, potential drug candidates, their potential therapeutic effect, market acceptance or our ability to earn a profit from sales or licenses of any drug candidate, our ability to discover new drugs in the future, and our ability to establish future collaborative arrangements. In particular, careful consideration should be given to cautionary statements made in the various reports Encysive, including as Texas Biotechnology Corporation, has filed with the Securities and Exchange Commission. Encysive undertakes no duty to update or revise these forward-looking statements.
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ENCYSIVE PHARMACEUTICALS INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL DATA
Amounts in thousands (except per share data)
Consolidated Summary of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30
	2006	2005	2006	2005
Revenues	$3,662	$2,976	$7,223	$5,462
Operating expenses:
Research and development	14,676	17,366	33,055	33,681
Sales and marketing	11,767	3,263	21,603	4,380
General and administrative	5,364	3,605	11,106	6,199

Total expenses	31,807	24,234	65,764	44,260

Operating loss	(28,145)	(21,258)	(58,541)	(38,798)
Investment income	1,085	1,339	2,384	1,933
Interest expense	(978)	(976)	(1,958)	(1,147)

Loss from continuing operations	(28,038)	(20,895)	(58,115)	(38,012)
Income from discontinued operations	—	1,661	—	1,335

Loss before cumulative effect of change in accounting principle	$(28,038)	$(19,234)	$(58,115)	$(36,677)
Cumulative effect of change in accounting principle	—	—	107	—

Net loss	$(28,038)	$(19,234)	$(58,008)	$(36,677)
Net loss per common share
Basic and diluted	$(0.48)	$(0.33)	$(0.99)	$(0.63)

Weighted average common shares
Outstanding: basic and diluted	58,465	57,895	58,368	57,776

Condensed Consolidated Balance Sheets

	June 30,	June 30,
	2006	2005
Assets:
Cash, cash equivalents and Accrued interest	$75,417	$127,913
Other assets	17,727	18,789

Total assets	93,144	146,702

Liabilities and stockholders’ deficit
Current liabilities	26,664	26,151
Deferred revenue, long-term	642	1,286
Long-term debt	130,000	130,000

Total liabilities	157,306	157,437
Stockholders’ deficit	(64,162)	(10,735)

Liabilities and stockholders’ deficit	$93,144	$146,702